Exhibit 99.1


                        WAUSAU PAPER TO ACQUIRE ASSETS
                               OF MISSOTA PAPER



MOSINEE, WIS...OCT. 1, 2004..Wausau Paper (NYSE:WPP) announced today that it has reached an agreement to purchase the assets of Missota Paper Company, LLC, a specialty manufacturer of high-quality uncoated freesheet paper, for $9.6 million. The acquisition is expected to close within 45 days, and the assets will become part of the company's Printing & Writing business segment.

As part of the acquisition, Wausau Paper will acquire Missota's facility in Brainerd, Minn. The Brainerd mill contains two paper machines and finishing equipment capable of producing approximately 170,000 tons per year of uncoated freesheet paper. Wausau Paper plans to start the mill's largest paper machine shortly after completing the acquisition, producing up to 90,000 tons per year of premium printing and writing paper. No timetable has been established for the start-up of Brainerd's second paper machine.

"This acquisition complements our existing Printing & Writing business and provides us with the capability and scale to expand our sales of higher-margin premium papers in response to greater demand," said Thomas J. Howatt, president and chief executive officer. "Enhancing our product mix with innovative, premium products is one of our strategies for driving profitability and generating superior growth."

Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.